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                                                                    EXHIBIT 99.1


                                  PRESS RELEASE

CONTACT:  R&G FINANCIAL CORPORATION
          Victor J. Galan, Chairman of the Board and CEO

                                    or

          Joseph R. Sandoval, Executive Vice President and CFO

PHONE #: (787)766-8301

FOR RELEASE: IMMEDIATELY


  R&G FINANCIAL CORPORATION SUCCESSFULLY COMPLETES OFFERING OF $100 MILLION OF
     TRUST PREFERRED SECURITIES TO THE PUERTO RICO CONSERVATION TRUST FUND


San Juan, Puerto Rico, October 6, 2003. R&G Financial Corporation ("R&G Financial") (NYSE: RGF), announced today the successful completion of its $100 million 6.95% Trust Preferred Securities ($25 liquidation preference) offering to the Puerto Rico Conservation Trust Fund, a Puerto Rico non-affiliated charitable trust. The Trust Preferred Securities, with a 30 year term and a 4.24% after tax cost, were issued by R&G Financial's Delaware statutory trust, R&G Capital Trust III, and were used by the Puerto Rico Conservation Trust Fund to back a concurrent offering to the public of secured notes. Aggregate net proceeds to R&G Financial were approximately $96.4 million after deducting the placement agent's fees and other offering expenses.

Victor J. Galan, Chairman and Chief Executive Officer of R&G Financial, indicated:

"We are pleased to have participated in the first sale ever in Puerto Rico of trust preferred securities, contributing additional capital to support our ongoing and future expansion." Mr. Galan continued: "In addition, we are happy to work in conjunction with the Puerto Rico Conservation Trust Fund to support its efforts to protect and enhance the natural resources and beauty of Puerto Rico. In this way, we are not just adding value for R&G Financial, but for Puerto Rico as well."

The Conservation Trust serves its purpose through the acquisition, active management and development of lands possessing great ecological, aesthetic or historical value in Puerto Rico.

R&G Financial, currently in its 31st year of operations, is a diversified financial holding company with operations in Puerto Rico and the United States, providing banking, mortgage banking, investments, consumer finance and insurance through its wholly-owned subsidiaries R-G Premier Bank of Puerto Rico, one of the fastest growing commercial banks in Puerto Rico; R-G Crown Bank, its Florida-based federal savings bank; R&G Mortgage Corp., Puerto Rico's second largest mortgage banker; Mortgage Store of Puerto Rico, Inc., a subsidiary of R&G Mortgage; Continental Capital Corporation, R&G Financial's New York and North Carolina based mortgage banking subsidiary; R-G Investments Corporation, the Company's Puerto Rico

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broker-dealer; and Home and Property Insurance Corporation, a Puerto Rico
insurance agency, with a combined network of 102 branches (44 mortgage offices in Puerto Rico, 6 mortgage and 6 commercial lending offices in the U.S., 15 bank branches in the Orlando and Tampa/St. Petersburg Florida markets and 31 bank branches mainly located in the northeastern section of Puerto Rico). At June 30, 2003, the Company had $7.3 billion of total assets and $700.7 million of stockholders' equity.

"SAFE HARBOR" STATEMENT UNDER THE PRIVACY SECURITIES LITIGATION REFORM ACT OF
1995

Statements made in this Press Release that relate to future events are made pursuant to the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon current expectations and R&G Financial assumes no obligation to update this information. Because actual results may differ materially from expectation, R&G Financial cautions readers not to place undue reliance on these statements. For a detailed discussion of the important factors affecting R&G Financial, please see the Company's Form 10-K for the year ended December 31, 2002 and Form 10-Q for the quarter ended June 30, 2003 filed with the Securities and Exchange Commission.

For further information please visit our website at http://www.rgonline.com.